EXHIBIT 10 (b)


                    WRITTEN CONSENT OF DELOITTE & TOUCHE LLP


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                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 33-82610 of Maxim Series Account of Great-West Life & Annuity Insurance Company of our report dated February 22, 2000 on the financial statements of Maxim Series Account and our report dated January 31, 2000 on the financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Condensed Financial Information" in such Prospectus and under the heading "Independent Auditors" in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado
April 21, 2000


1Standard & Poor's, S&P 500 Composite Index, S&P Mid-Cap Index and S&P Small-Cap 600 Stock Index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Maxim Series Fund, Inc. and Great-West Life & Annuity Insurance Company. The Portfoflios are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of using any index.

2 The Frank Russell Company is not a sponsor of, or in any other way affiliated with, the Growth Index and Value Index Portfolios or the Maxim Series Fund, Inc.